UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. )

Filed by:

X	Registrant
Party other than the Registrant

Check the appropriate box:

X	Preliminary Proxy Statement
Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
Definitive Proxy Statement
Definitive Additional Materials
Soliciting Material Pursuant to §240.14a-12

Adair International Oil and Gas, Inc.
(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

X	No fee required
Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1) Title of each class of securities to which transaction applies: Common Stock

2) Aggregate number of securities to which transaction applied: 150,000,000

3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): Does Not Apply

4) Proposed maximum aggregate value of transaction: Does Not Apply

5) Total fee paid: No Fee Required

Fee paid previously with preliminary materials.
Fee paid previously with preliminary materials. Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid: Does Not Apply

2) Form, Schedule or Registration Statement No.: Does Not Apply

3) Filing Party: Does Not Apply

4) Date Filed: Does Not Apply

ADAIR INTERNATIONAL OIL AND GAS, INC.

PROXY STATEMENT

THIS PROXY STATEMENT CONTAINS INFORMATION FOR CONSIDERATION BY THE ADAIR INTERNATIONAL OIL AND GAS, INC. SHAREHOLDERS. PLEASE READ THE PROXY STATEMENT IN ITS ENTIRETY BEFORE TAKING ANY ACTION WITH RESPECT TO THE PROPOSAL PRESENTED HEREIN.

July 28, 2003

The accompanying proxy is solicited by the Board of Directors of Adair International Oil and Gas, Inc. to the owners of shares of common stock, par value $0.00 per share ("Common Stock") of Adair International Oil and Gas, Inc., a Texas Corporation ("the "Corporation"), for use at the annual meeting of shareholders ("Annual Meeting") to be held at 3000 Richmond, Third Floor Conference Room, Houston, Texas 77098, on Friday August 15, 2003 at 9:00 A.M. local time, and at any and all adjournments thereof. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and to vote in person. Any shareholder giving such proxy has the right to revoke it at any time before it is voted. A proxy may be revoked at any time before it is voted by written notice to the Secretary of the Corporation or by executing a new proxy bearing a later date, or by voting in person at the meeting. A proxy when executed and not so revoked, will be voted in accordance therewith. All expenses in connection with the solicitation of proxies will be borne by the Corporation.

The date of this Proxy Statement is July 28, 2003. This Proxy Statement and the accompanying proxy ballot card are first being sent or given to the Corporation's common shareholders on or about July 28, 2003.

ITEMS OF BUSINESS

The Board of Directors of the Corporation has identified several items of business that will be brought before the shareholders for approval. These items are:

    Elect five (5) members to the Board of Directors, two (2) for a term of three years, two (2) for a term of two years and one (1) for a term of one year.
    Change the name of the Corporation to become EnDevCo, Inc.
    Amend the Restated Certificate of Incorporation of the Corporation to increase the total authorized shares of Common Stock to five hundred million (500,000,000) shares.
    Amend the Restated Certificate of Incorporation of the Corporation to implement a reverse stock split.
    Amend the Restated Certificate of Incorporation of the Corporation to expand the purpose for which the Corporation is organized.
    Amend the Restated Certificate of Incorporation of the Corporation to change the Corporation's registered address.
    Ratification of the appointment of Clyde Bailey, PC as the Corporation's independent accountants for fiscal 2003.
    Transact such other business, including consideration of shareholder proposal(s), as may properly come before the meeting and any adjournment thereof.

VOTING SECURITIES

Record Date/Closing of Transfer Books

The Board of Directors of the Corporation has fixed the close of business on June 30, 2003 as the record date for the determination of shareholders entitled to notice and to vote at the Annual Meeting. As of July 1, 2003, the Corporation had 150,000,000 outstanding shares of Common Stock entitled to vote and 3,051,469 shares of "Series A" Preferred Stock entitled to vote. In order for your shares to be voted, you must hold your stock as of the record date. The presence in person or by proxy of the holders of a majority of the outstanding shares of the Corporation is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. If a quorum is present, the vote of a majority of shares represented in person or by proxy will be required to approve the matters to be voted upon.

Shareholders Entitled to Vote / Quorum

The presence in person or by proxy of the holders of a majority of the outstanding shares of common stock is necessary to constitute a quorum at the meeting, but if a quorum should not be present, the meeting may be adjourned from time to time until a quorum is obtained. Abstentions and/or broker non-votes will be included in the votes necessary to determine a quorum, however abstentions and/or broker non-votes will not be counted with respect to the election of directors (for directors, the choice is limited to "For" or "Withhold").

A majority of votes "present and entitled to vote" will determine the outcome of the election of each nominee for the Board of Directors.

Proxy Solicitation

Proxies will be solicited by the Corporation, utilizing traditional methods of mailing proxy materials to all shareholders of record as of the record date. All expenses in connection with the solicitation of proxies will be borne directly by the Corporation. The Corporation expects the total expenses for this proxy solicitation not to exceed $50,000.

Voting Your Proxy

You may attend the Annual Meeting and vote your shares in person if you are registered on the books and records of the Corporation as of the Record Date. If a bank, broker or other nominee holds your shares, you must obtain a legal proxy ballot card to vote at the meeting. Please contact your financial advisor for instructions on obtaining a legal proxy ballot card.

If your shares are held in the name of a brokerage firm, bank nominee or other institution, only that entity can sign a proxy ballot card with respect to your shares and only after receiving your specific instructions.

ITEM 1: DIRECTORS' PROPOSAL TO EXPAND THE BOARD OF DIRECTORS TO FIVE MEMBERS, TO ELECT FIVE DIRECTORS TO THE BOARD OF DIRECTORS, AND TO ESTABLISH STAGGERED TERMS OF OFFICE FOR THE BOARD OF DIRECTORS MEMBERS

The Board of Directors believes an expansion of the Board of Directors to include five members with a majority of those members being independent non-executive directors, who will provide enhanced independent oversight and improved corporate governance, is in the best interest of the Corporation.

Whereas, the current term of office for all of the Corporation's Directors expires at this upcoming Annual Meeting, the Board of Directors believes that it is in the best interest of the Corporation to provide for continuity on the Board of Directors over time and has therefore recommended that beginning with this Annual Meeting, the Board of Directors will be divided into three classes with terms that expire at successive Annual Meetings. Therefore, at the Annual Meeting, two Directors will be elected to serve for a three-year term, two Directors will be elected to serve for a two year term and one Director will be elected to serve for a one-year term expiring at next years meeting.

Directors serve the Corporation until a successor has been elected and qualified, or until the earliest of their death, resignation or retirement. The Corporation expects each nominee for election as a Director at the Annual Meeting to be able to serve if elected. If any nominee is unable to serve if elected, proxies will be voted in favor of the remainder of those nominated.

The Board of Directors has nominated Richard G. Boyce and Chris A. Dittmar be elected at the Annual Meeting as Directors whose terms will expire in 2006; John W. Brush and Charles R. Close to serve terms that will expire in 2005 and E. Barger Miller III to serve a term that will expire in 2004. Consistent with the Corporation's stated goal to maintain a majority of independent Directors on the Board of Directors, Mr. Boyce and Mr. Dittmar will serve as executive Directors and Mr. Brush, Mr. Close and Mr. Miller will serve as independent non-executive Directors.

Beginning on the following page are short biographical narratives, which outline the principal occupation and certain other information, set forth regarding the nominees.

Your Board of Directors recommends a vote "FOR" the proposal to expand the Board of Directors to five members, to elect the nominees for the Board of Directors as herein nominated, and to establish staggered terms of service for Board of Directors members.

BOARD OF DIRECTOR NOMINEES

Richard G. Boyce

Mr. Boyce is currently serving on the Corporation's Board of Directors and additionally in the executive capacity as President of the Corporation. He has been nominated to serve a three-year term if elected at the Annual Meeting. In addition to his activities with the Corporation, Mr. Boyce maintains an active geological consulting practice in Dallas, Texas.

Prior to his involvement with the Corporation, Mr. Boyce began his career as a geophysicist for The Superior Oil Company ("Superior") with early training at the Geoscience Laboratory in Houston, Texas. In l980, Mr. Boyce transferred to Midland, Texas subsequently leaving Superior to work for both Conquest Exploration Inc. and Hunt Oil Company during his ten-year stay in the Permian Basin. In 1991, Mr. Boyce served as the Chief Geophysicist for Hunt Oil Company ("Hunt Oil") based in Dallas, Texas and in 1992 was appointed the Exploration Manager for the Yemen Hunt Oil Company ("Yemen Hunt"), the Operator of the Marib Production Sharing Area in Yemen which daily produces 140,000 barrels of oil. During this time he also served as the Exploration Vice President of the Hunt Oil subsidiaries, Ethiopia Hunt Oil and Jannah Hunt Oil. In addition to managing the daily exploration drilling operations and prospect generation activities, his responsibilities included the negotiation of international contracts, partner relationships, and representation of industry operating groups with foreign governments. Under Mr. Boyce's leadership of the Yemen-Jannah exploration program, several new fields were discovered, resulting in the addition of booked reserves of over 200 million barrels of oil. At Yemen Hunt, Mr. Boyce was responsible for the introduction of the first 3-D seismic program in the Marib Area, resulting in production increases of 50,000 barrels of oil per day. In l996, Mr. Boyce left Hunt Oil and started Partners In Exploration, LLC, an exploration consulting partnership that provided seismic and geological interpretation services for clients on a worldwide basis.

Mr. Boyce graduated from the Colorado School of Mines in l978 with a Bachelor of Science degree in Geophysical Engineering. He is a member of the American Association of Petroleum Geologists, the Society of Exploration Geophysicists and the Association of International Petroleum Negotiators.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Boyce has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Boyce has not been involved in any criminal proceedings either past or pending. Mr. Boyce has never been the subject of any order, judgment or decree relating to his engaging in any business, including but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

John A. Brush

Mr. John A. Brush is currently serving as a non-executive independent director of the Corporation and is nominated to serve a two-year term if elected at the Annual Meeting. Mr. Brush brings the experience and depth of a distinguished twenty-two year career in oil and gas law to the Board of Directors.

Mr. Brush is currently employed as Senior Contracts Administrator for Computer Sciences Corporation located in Houston, Texas. Computer Sciences Corporation ("CSC") is a large information technology corporation that is a leader in the field of outsourcing information technology to a worldwide client base.

Prior to joining CSC, Mr. Brush was in private legal practice for five years. His clients included large and small oil and gas exploration and production companies, entrepreneurs and foreign government agencies. Earlier, Mr. Brush served as Vice President and General Counsel for Forcenergy, Inc. ("Forcenergy"). While serving in this capacity, Mr. Brush designed and implemented land acquisition and marketing strategies and managed day to day legal issues on a corporate level that included coordination of multiple outside legal firms in a wide variety of cases. In addition, Mr. Brush evaluated government marketing, transportation and royalty regulations that had a significant impact on company operations and profitability. During his tenure at Forcenergy, Mr. Brush coordinated a $60 million dollar initial public offering ("IPO") of the company's stock and simultaneously coordinated the merger of the company with a privately held independent oil company.

Mr. Brush has extensive experience in business development activities having worked over nineteen years with several premier independent oil and gas companies including Apache Corporation, Hamilton Brothers Oil Co., The Superior Oil Company and Michigan Wisconsin Pipe Line Company. Areas of experience in this environment include dealing with multinational corporations, various U.S. and foreign government agencies and ministries, opposing counsels, co-venturers, insurers and financial institutions. Mr. Brush's legal experience during this time include joint operating agreements, oil and gas exploration concessions, natural gas, oil, sulfur and liquids sales royalties, processing plant agreements, joint bidding agreements, farmout agreements, settlement agreements, public offerings and private financing, risk management including hedging strategies, acquisitions, divestitures and mergers. Mr. Brush also has extensive experience marketing oil, natural gas, liquids and sulfur in the United States, Asia, Canada and Europe, having been responsible for marketing over 12,500 barrels of crude oil and 120 million cubic feet of gas production daily that generated annual revenues in excess of $175 million dollars.

In addition to his domestic experience, Mr. Brush's international experience includes review and negotiation of deals in Albania, Aruba, Australia, Bangladesh, Belize, Brazil, Canada, Cameroon, Chile, Croatia, Dagastan, Ecuador, Egypt, England, Equatorial Guinea, Eritrea, Gabon, Ghana, India, Indonesia, Malaysia, Netherlands, Norway, Peru, Scotland, Suriname, Thailand, Turkey and Venezuela.

John A. Brush graduated from the South Texas College of Law, Houston, Texas with a Juris Doctorate Degree. Mr. Brush completed his undergraduate studies at the University of Michigan, receiving a Bachelor of Arts degree in Political Science. Mr. Brush has been admitted to the State Bar of Texas and is a member of the American Bar Association and the Houston Bar Association. He is also a member of the American Corporate Counsel Association, the American Association of Professional Landmen, the Association of International Petroleum Negotiators, the Natural Gas Association of Houston and New Orleans and the Houston Producers Forum.

Pursuant to the disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Brush has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Brush has not been convicted in any criminal proceedings either past or pending. Mr. Brush has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Charles R. Close

Mr. Charles R. Close is currently serving as a non-executive independent director of the Corporation and is nominated to serve a two-year term if elected at the Annual Meeting. Mr. Close brings the experience and depth of a distinguished career in accounting and taxation expertise specific to the energy business to the Board of Directors.

Mr. Close is the owner of Close & Associates, PC ("Close & Associates"), a certified public accounting practice located in Houston, Texas that specializes in the energy industry. Mr. Close has been continuously employed in that practice for ten years. The business activities of Close & Associates focus on tax financial reporting issues, federal and state tax planning and compliance, transaction analysis and support, and federal and state audit support for several large public independent oil and gas companies and drilling and oilfield service companies. Close & Associates also provides full financial support for a privately owned energy service company, including the oversight and preparation of the daily accounting operations, preparation of the monthly financial package, preparation of annual operating budgets, and management of working capital. Other management duties include business development, contract negotiations, and strategic planning.

Prior to starting Close & Associates in 1993, Mr. Close enjoyed a successful tenure at Price Waterhouse in Texas. During his time at Price Waterhouse, Mr. Close advanced from the position of Staff Accountant through the positions of Consultant, Manager and ultimately served as the Senior Tax Manager in the Petroleum Industry Services Group. Responsibilities included tax planning, consultation and compliance for large oil and gas exploration and production companies and for a wide variety of oil field service companies.

Mr. Close graduated from the University of Texas in 1980 with a Bachelor's Degree of Business Administration (Accounting) and is a Certified Public Accountant. He is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants.

Pursuant to disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Close has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Close has not been convicted in any criminal proceedings either past or pending. Mr. Close has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Chris A. Dittmar

Mr. Dittmar is currently serving as Chief Financial Officer and Corporate Secretary of Adair International Oil and Gas, Inc. He has been nominated to serve a three-year term if elected at the Annual Meeting. In addition to his activities with the Corporation, Mr. Dittmar is the Chief Executive Officer of Alliance Energy Corporation ("Alliance"). Alliance is a privately held family corporation currently engaged in oil and gas exploration and production and power development on an international basis.

Mr. Dittmar was the Chairman, President and CEO of Xavier Corporation from 1993-1997. Xavier was an independent exploration and production corporation principally engaged in the acquisition and development of natural resources in the Former Soviet Union (""FSU"). It entered into joint ventures and technical service agreements with Russian entities for the exclusive exploration, production, processing and marketing of oil and gas reserves in excess of two billion barrels. While with Xavier, Mr. Dittmar developed the corporate business plan and raised in excess of $100 million dollars of debt and equity financing for its implementation. Mr. Dittmar also has extensive experience recruiting and managing senior management teams required to implement large-scale international operations.

Prior to 1993, Mr. Dittmar operated a private investment entity for family oil and gas investments and has held previous positions as Assistant Controller for Occidental Chemical Company and Audit Manager for Occidental Petroleum Corporation as well as a Senior Accountant at Aluminum Company of America.

Mr. Dittmar graduated from Cleveland State University, Cleveland, Ohio with a Juris Doctor. Mr. Dittmar completed his undergraduate studies at Iowa State University graduating with a Bachelor of Science in Economics and Finance.

Mr. Dittmar has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Dittmar has not been convicted in any criminal proceedings either past or pending. Mr. Dittmar as part of a settlement agreement under the Texas Solid Waste Disposal Act agreed to be permanently enjoined from owning, operating or otherwise participating in the operation of any (1) commercial, industrial or hazardous waste management facility and/or business, (2) waste water treatment facility and/or business, or (3) industrial or hazardous waste treatment, storage or disposal business in the State of Texas and paid a required $10,000 civil penalty, but has never been the subject of any other order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

E. Barger Miller III

Mr. Miller is nominated to serve as a non-executive independent director of the Corporation to serve a one-year term if elected at the Annual Meeting. He is the President of E. B. Miller & Co. ("Miller & Co.), which provides business development consulting and investment banking/project finance assistance with an emphasis on Latin American projects. Based in Houston, Texas, Miller & Co. is involved in various international oil and gas projects including a 2,500 barrel per day refinery in Bolivia.

Mr. Miller's experience spans a career of over forty years in all aspects of oil and gas development including experience with Exxon Corporation, USA as an engineer, business analyst and products trader. He has also worked extensively for approximately half of his career in the investment banking and venture capital markets with both private and public institutions with a focus on private placements, project financings, debt and equity financing, leveraged buyouts, divestitures and acquisitions.
Additionally, Mr. Miller has served in the position of President, CEO and Director of Minden Oil and Gas, Inc., which was an independent exploration and production company.

Mr. Miller graduated from Northwestern University, Chicago, Illinois with an MBA in Finance and from Stanford University, Palo Alto, California with a B.S. in Chemistry.

Pursuant to disclosure requirements under Item 401 of Regulation S-K of the Securities Act of 1933, the Securities Exchange Act of 1934 and Energy Policy and Conservation Act of 1975, during the previous five years, Mr. Miller has not made a personal or corporate petition for protection under either Federal or State bankruptcy laws. Mr. Miller has not been convicted in any criminal proceedings either past or pending. Mr. Miller has never been the subject of any order, judgment or decree relating to his engaging in any business, including, but not limited to any activities regarding the sale or purchase of any security or commodity regulated by either Federal or State authorities.

Litigation Involving Nominees for Board of Directors

On December 14, 2001, the Corporation, while managed by the previous Directors and Officers, John W. Adair and Jalal Alghani, sued Richard G. Boyce and Larry Swift in a suit styled Cause No.2001-63909; Adair International Oil & Gas, Inc. vs. Richard G. Boyce and Larry Swift; in the 55th District Court of Harris County, Texas ("the lawsuit"). Since the filing of this lawsuit the former Directors of the Corporation, John W. Adair and Jalal Alghani, were removed from the Corporation's Board of Directors at the 2001 Annual Meeting held on August 5, 2002. On August 5, 2002, the Corporation's shareholders elected Richard G. Boyce, John W. Brush and Charles R. Close as the members of the Corporation's new Board of Directors. Prior to the 2001 Annual Meeting, Richard G. Boyce brought a counter claim against the Corporation and a third party action against John W. Adair, Jalal Alghani and Vivian Quintero in the lawsuit. Subsequently, the Corporation's new Board of Directors, with Richard G. Boyce recused, authorized adding the former Directors and Officers, John W. Adair, and Jalal Alghnai, and Vivian Quintero as direct defendants in the lawsuit. The Corporation thereafter dismissed its claims against Richard G. Boyce and Larry Swift. Richard G. Boyce thereafter dismissed his counter claims in the lawsuit against the Corporation. The Corporation and Richard G. Boyce's claims against the Corporation's former Directors and Officers, John W. Adair and Jalal Alghani include claims of defamation, fraud, conspiracy and breach of fiduciary duties while they were the Corporation's Directors and Officers.

After the Corporation added and named John W. Adair, Jalal Alghani and Vivian Quintero as direct defendants in the lawsuit, these defendants filed a counter claim against the Corporation and an action in the lawsuit over and against Richard G. Boyce, John W. Brush, Charles R. Close and Chris A. Dittmar and others alleging certain tort causes of action and damages. The Corporation, Richard G. Boyce, John W. Brush, Charles R. Close and Chris A. Dittmar have denied these allegations in the lawsuit and have filed motions for summary judgment, which are set for hearing at 1 PM, Friday, July 11, 2003. The case is currently set for trial in October 2003.

Beneficial Stock Ownership of Nominees for Board of Directors

The following table sets forth information concerning the beneficial ownership of Common and Preferred Stock as of July 1, 2003 for: (a) each director and nominee for director of the Corporation, (b) the persons who served in positions as executive officers of the Corporation and (c) the directors and executive officers as a group.

Name	Age	Position
Richard G. Boyce	49	President, Adair International Oil and Gas, Inc., Houston, TX
John A. Brush	48	Senior Contracts Administrator, Computer Sciences Corp., Houston, TX
Charles R. Close	44	Owner and Certified Public Accountant, Close & Associates, Houston, TX
Chris A. Dittmar	56	CFO and Corporate Secretary, Adair International Oil and Gas, Inc., Houston, TX
E. Barger Miller III	64	Founder and President, E.B. Miller & Co., Houston, TX

Directors of the Corporation are elected annually. Officers of the Corporation are selected by the Board of Directors and serve at the pleasure of the Board. None of the Nominees for Director serves on the Board of Directors of any other company that is a reporting company under the Securities Exchange Act of 1934. No person nominated to serve as a Director is related to any other Director of the Corporation.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
	Common Stock	Preferred Stock	Common Stock**	Preferred Stock***
Richard G. Boyce*	2,503,752	13,815	1.67	.28
John A. Brush	None	1,535	None	.03
Charles R. Close	None	1,535	None	.03
Chris A. Dittmar	None	12,280	None	.25
E. Barger Miller III	None	None	None	None
Directors and Officers as a Group	2,503,752	29,165	1.67	.58

* All nominees addresses are 2425 Fountainview Drive., Suite 215, Houston, Texas 77057.
** Total of 150,000,000 shares of Common Stock issued and outstanding.
*** Total of 3,051,469 shares of "Series A" Preferred Stock issued and outstanding.

Beneficial Ownership of Others Known to Hold More than 5% interest in the Corporation

The following table sets forth certain information with respect to the beneficial ownership of shares of common stock at that time by each person who was known to the Corporation to beneficially own more than 5% of the outstanding shares of common stock. Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares shown. This information is presented as reported by the Corporation's Form 10K/SB filed with the SEC for the fiscal year ended December 31, 2002.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	John W. Adair	9,895,101	6.6%
Common Stock	Jalal Alghani	8,304,005	5.5%

Executive and Director Compensation

The Board of Directors of the Corporation by corporate resolution has set the following compensation schedules for executives and directors:

Director's compensation has been set at $30,000 annually, such compensation to be payable with shares of preferred stock.

For the executive position of President, Mr. Boyce's compensation has been set at $240,000 annually, such compensation to be payable with shares of preferred stock. For the executive positions of Chief Financial Officer and Corporate Secretary, Mr. Dittmar's compensation has been set at $240,000 annually, such compensation to be payable with shares of preferred stock.

Additionally, the Board determined that the Corporation would only owe compensation to Mr. Boyce and Mr. Dittmar for their services in the event the Corporation receives funds or regains the ability to issue stock in lieu of cash.

Executives have no 401(k) or retirement plan through the Corporation.

The following table reflects the current Directors and Officers compensation for services to the Corporation for the period August 01, 2002 through June 30, 2003.

Name	Director Salary	Officer Salary	Total Compensation
Richard G. Boyce	$ 27,500	$ 220,000	$ 247,500
John A. Brush	$ 27,500	$ 0	$ 27,500
Charles R. Close	$ 27,500	$ 0	$ 27,500
Chris A. Dittmar	$ 0	$ 220,000	$ 220,000
E. Barger Miller III	$ 0	$ 0	$ 0
Total	$ 82,500	$ 440,000	$ 522,500

ITEM 2: DIRECTORS' PROPOSAL TO CHANGE THE NAME OF THE CORPORATION

The Board of Directors has passed a unanimous resolution to change the name of the Corporation to become EnDevCo, Inc. The Corporation will remain incorporated in Texas. Texas law requires that the name change of the Corporation and the subsequent amendment of the Restated Certificate of Incorporation be submitted for shareholder approval. Additionally, upon approval of the name change by the shareholders, the Corporation will submit a request to the NASDAQ OTC Bulletin Board requesting a new trading symbol to be issued pursuant to their requirements.

The Directors of the Corporation have decided that it is in the best interest of the Corporation to establish a new identity.

EnDevCo, Inc., a shortened version of Energy and Development Corporation, establishes an identity that is consistent with the business development activities currently underway to revitalize the Corporation.

Your Board of Directors recommends a vote "FOR" the proposal to change the name of the Corporation to EnDevCo, Inc..

ITEM 3: DIRECTORS' PROPOSAL TO RAISE THE CORPORATION'S TOTAL AUTHORIZED SHARES OF COMMON STOCK TO FIVE HUNDRED MILLION SHARES

The Board of Directors has unanimously adopted, subject to shareholder approval, the Amended and Restated Certificate of Incorporation of the Corporation, as set forth in Appendix B, that includes an amendment, which among other changes, will increase the Corporation's number of total authorized shares of common stock from one hundred fifty million (150,000,000) to five hundred million (500,000,000) shares par value of $0.00.

Beginning in July 1997 and continuing until August 5, 2002 the Corporation was under the management and control of John W. Adair and Jalal Alghani. During this time period, all authorized shares of common stock were issued into the public markets and since that time no common stock has been available for the Corporation to sell for the purposes of raising operating or investment capital to grow, much less to maintain the Corporation. This fact has severely restricted the ability of the Corporation to conduct business, service existing debts and liabilities or finance new projects to generate sustainable cash flow.

The additional common stock to be authorized by adoption of the amendment will have rights identical to the current outstanding common stock of the Corporation. Adoption of the proposed amendment and issuance of common stock would not affect the rights of the currently outstanding common stock of the Corporation, except for the effects incidental to increasing the number of shares of the Corporation's common stock outstanding, such as dilution of the earnings per share and voting rights of the current holders of common stock. If the amendment is adopted, it will become effective upon filing of the Corporation's Amended and Restated Certificate of Incorporation with the Secretary of State of Texas.

Pursuant to shareholder approval of this increase in total authorized shares of common stock, the Board of Directors has authorized the preparation of an S-1 registration statement that, when filed with the Securities and Exchange Commission, will detail those proposed projects and investments currently envisioned to be funded through the sale of a portion of these newly authorized shares of common stock by the Corporation. The Corporation desires to have a sufficient number of such newly authorized shares available in the future to provide flexibility to use its capital stock for business and financial purposes as will be discussed in detail in the S-1 registration statement and for such other varied uses, without additional shareholder approval, including but not limited to and without limitation, overhead and operating capital, debt reduction, stock splits, raising capital, providing equity incentives to Directors, Officers and employees, establishing strategic relationships with other companies and expanding the Corporation's business or product lines through the acquisition of other businesses or products.

Your Board of Directors recommends a vote "FOR" the proposal to raise the Corporation's total authorized shares of common stock to five hundred million shares.

ITEM 4: DIRECTORS' PROPOSAL TO IMPLEMENT A REVERSE STOCK SPLIT

The Board of Directors has unanimously adopted, subject to shareholder approval, the Amended and Restated Certificate of Incorporation of the Corporation, as set forth in Appendix B that includes an amendment, which among other changes, will implement a reverse stock split of the Corporation's common stock. If the shareholders approve the reverse stock split, the Board of Directors may subsequently effect, in its sole discretion, a reverse stock split. Approval of this proposal by our shareholders will give the Board of Directors authority to implement the reverse stock split at any time prior to August 1, 2004. In addition, notwithstanding approval of this proposal by the shareholders, the Board of Directors may in its sole discretion, determine not to implement the reverse stock split, and abandon it without further action by our shareholders. If the amendment is adopted, it will become effective upon filing of the Corporation's Amended and Restated Certificate of Incorporation with the Secretary of State of Texas stating the specific roll back ratio.

Background

The Corporation has been a public company trading with the stock symbol of "AIGI" on the NASDAQ OTC Bulletin Board since 1997. During that time, the Corporation's common stock has traded over a very wide spectrum of prices, ranging from over $3.00 during 2000 to 0.01 today. Most of this fluctuation is due to market speculation concerning the future of the Corporation as major projects were announced. The OTC Bulletin Board is a particularly volatile market place due to the historically more relaxed trading rules on this exchange.

The Board of Directors believes it is in the best interest of the long-term value of the Corporation's common stock to meet the requirements to list with one of the major stock markets in the U.S.-those being the American Stock Exchange, the NASDAQ Exchange or the New York Stock Exchange. By listing on one of these stock exchanges, the stock will achieve wider exposure to the market place and over time will become desirable for certain large private investors and institutional investment funds.

Among other requirements, the listing standards established by these major exchanges require that a company must be able to maintain a particular minimum stock price for a specific period of time before it can be listed on the exchange. In order to achieve this goal, the Corporation may need to reduce the number of outstanding common shares and thereby attempt to proportionally raise the per-share price. This roll back of the total number of outstanding shares and the subsequent proportionate increase in the share price is best implemented when other fundamental economic elements of the Corporation's balance sheet warrant making the decision to implement the reverse stock split. Therefore, the Board of Directors believes that it is in the best interests of the Corporation's shareholders for the Board of Directors to obtain the authority to implement a reverse stock split.

The Board of Directors believes that shareholder approval providing the Board of Directors with discretion to affect a reverse stock split provides the requisite flexibility to achieve the desired results of a reverse stock split. If the shareholders approve this proposal, the Board of Directors will only implement a reverse stock split that in their sole discretion is in the best interests of the shareholders at the time of implementation. In connection with any such determination, the Board of Directors will set the timing for such a reverse stock split and select the specific ratio for the reverse stock split. No further action on the part of the shareholders will be required to either implement or abandon the reverse stock split. If the Board of Directors does not implement a reverse stock split prior to August 1, 2004, the authority granted in this proposal to implement a reverse stock split on these terms will terminate.

Certain Risk Factors Associated with the Reverse Stock Split

There can be no assurance that the total market capitalization of the Corporation's common stock (the aggregate value of all of the Corporation's common stock at the then market price) after the proposed reverse stock split will be equal to or greater than the total market capitalization before the proposed reverse stock split or that the per share market price of the Corporation's common stock following the reverse stock split will either equal or exceed the current per share market price.

If the reverse stock split is implemented, the resulting per-share stock price may not attract institutional investors or investment funds and may not satisfy the guidelines for the Corporation to become listed on a major stock exchange.

A decline in the market price of the Corporation's common stock after the reverse stock split may result in a greater percentage decline than would occur in the absence of a reverse stock split, and the liquidity of the Corporation's common stock could be adversely affected following such a reverse stock split.

Material Effects of the Proposed Reverse Stock Split

If approved and implemented, a reverse stock split will be realized simultaneously for all of the Corporation's stock and the roll back ratio will be the same for all of the Corporation's shareholders. The reverse stock split will affect all of the Corporation's shareholders uniformly and will not affect any shareholder's percentage ownership interest in the Corporation, except to the extent that the reverse stock split may result in certain of the Corporation's shareholders owning a fractional share. If the reverse stock split results in one of the Corporation's shareholders holding a fractional share of common stock, the fractional share will be rounded up to one full share of common stock.

Because the number of authorized shares of the Corporation will not be reduced, the reverse stock split will increase the Board of Director's ability to issue authorized and un-issued shares of common stock without further shareholder approval.

The principal effect of a reverse stock split will be that:

  The number of shares of the Corporation's common stock will be reduced from 150 million shares of common stock, depending on the roll back ratio determined by the Board of Directors, and;
  The number of shares that may be issued upon the exercise of conversion rights by holders of securities convertible into shares of the Corporation's common stock will be reduced proportionately based upon the reverse stock split ratio selected by the Board of Directors;

Your Board of Directors recommends a vote "FOR" the proposal to implement a reverse stock split.

ITEM 5: DIRECTORS' PROPOSAL TO EXPAND THE PURPOSE FOR WHICH THE CORPORATION IS ORGANIZED

The Board of Directors has unanimously adopted, subject to shareholder approval, the Amended and Restated Certificate of Incorporation of the Corporation, as set forth in Appendix B, that includes an amendment, which among other changes, will expand the purpose for which the Corporation is organized to include those business opportunities and activities currently available to the Corporation.

Your Board of Directors recommends a vote "FOR" the proposal to expand the purpose for which the Corporation is organized.

ITEM 6: DIRECTORS' PROPOSAL TO CHANGE THE CORPORATION'S REGISTERED ADDRESS

The Board of Directors has unanimously adopted, subject to shareholder approval, the Amended and Restated Certificate of Incorporation of the Corporation, as set forth in Appendix B that includes an amendment, which among other changes, will change the Corporation's registered address to its current office location.

Your Board of Directors recommends a vote "FOR" the proposal to change the Corporation's registered address.

ITEM 7: DIRECTORS' PROPOSAL TO RATIFY THE APPOINTMENT OF A NEW INDEPENDENT PUBLIC ACCOUNTANT

On March 28, 2003, the Corporation appointed the accounting firm of Clyde Bailey, P.C. ("Clyde Bailey") 10924 Vance Jackson, Suite 404, San Antonio, Texas 78230 as independent accountants for fiscal 2002 to replace Malone and Bailey, PLCC ("Malone & Bailey"), effective upon such appointment. The appointment was recommended by the Corporation's management and approved by the Board of Directors. This action is a result of the Board of Director's desire to insure shareholders of reliable and independent financial disclosure and as part of that strategy, to make a "clean break" from those optional relationships established by previous management. The Board of Directors believes that this action is consistent with the mandate received from the Corporation's shareholders at the 2002 Annual Meeting held on August 5, 2002, which resulted in the installation of an entirely new Board of Directors and management team for the Corporation.

Upon the recommendation of the Corporation's management, the Board of Directors has reappointed Clyde Bailey as the independent public accounting firm to audit the Corporation's financial statements for the fiscal year 2003, beginning January 1, 2003.

Clyde Bailey has billed the Corporation $16,940, in the aggregate, for professional services for the audit of the Corporation's annual financial statement on the SEC Form 10K for fiscal 2002 and for the review of the Corporation's quarterly financial statements on the SEC Form 10-Q for fiscal 2002 and 2003.

Your Board of Directors recommends a vote "FOR" ratification of the appointment of Clyde Bailey, P.C. as the Corporation's independent public accountant for fiscal 2003.

ITEM 8: OTHER MATTERS TO BE PRESENTED

The Board of Directors does not intend to bring other matters before the Annual Meeting except items incident to the conduct of the Annual Meeting, and the Corporation has not received timely notice from any shareholder of intent to present a proposal at the Annual Meeting. In order for a shareholder proposal to be formally considered at this Annual Meeting and included in this Proxy Statement, the proposal must have been received in writing by the Corporation at its executive offices on or before December 31, 2002. On any matter properly brought before the meeting by the Board or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment. In the event that a shareholder desires to have a proposal formally considered at the next regular Annual Meeting to be held in August 2004, and included in the Proxy Statement for that meeting, that proposal must be received in writing by the Corporation at its executive offices on or before December 31, 2003.

BUSINESS PLAN

Executive management is following a Business Plan designed to recapitalize and revitalize the Corporation. The main objective of the Business Plan will be to succeed in developing the Corporation into a balanced energy company comprised of interests in oil and gas exploration and production and electrical power generation. The following Business Plan discussion references specific projects and strategies. The Nominees for the Board of Directors if elected will modify this Business Plan subject to their fiduciary duties to the Corporation's shareholders.

Producing Property Acquisition - Gulf of Mexico - Offshore Louisiana

Negotiations have been conducted between the Corporation and a privately held company in Houston, Texas that operates a gas-producing platform in the Gulf of Mexico. Initial discussions focused on strategies utilizing this property to revitalize the Corporation. Current discussions have centered on the concept of the Corporation earning an equity interest in the property by providing capital for drilling. It is anticipated that a portion of the financing discussed above would be utilized to drill and complete new wells. The cash flow developed by this investment should then be sufficient to retire current debt, cover overhead costs and provide working capital for the Corporation. Once financing is secured, this project can be underway expeditiously with drilling proposed to commence within three months of closing. Due to the uncertainties of the negotiation process, the final terms of this project ultimately might not be acceptable to the Corporation's Board of Directors, and therefore, there is risk that this project may not be obtained.

Industrial Free Trade Zone - Republic of Congo

The Corporation and the Republic of Congo government signed a Feasibility Study for the creation of an Industrial Free Trade Zone (IFTZ) at Point Noire, Republic of Congo. The Corporation's current management has discussed this project personally with the President of the Republic of Congo and as a result is very committed and excited about bringing this project to completion. A detailed work program has already been developed and technical experts to assist with the project have been identified, contracted and are currently working on the initial draft of the study for presentation to the Congolese government.

It is anticipated that a portion of the financing discussed above would be utilized to acquire and develop three gas fields offshore the Republic of Congo and construct an onshore gas processing unit to facilitate condensate and LPG production in the IFTZ. The cash flow developed by this investment would be used to provide investment and working capital for the Corporation. Once financing is secured, this project can commence, however, given the scope of the project, significant investment returns would not be available for several years. Due to the uncertainties of the negotiation process, the final terms of this project ultimately might not be acceptable to the Corporation's Board of Directors, and therefore, there is risk that this project may not be developed.

Appendix A

THIS PROXY IS SOLICITED ON BEHALF OF ADAIR INTERNATIONAL OIL AND GAS, INC.

IN SUPPORT OF THE CORPORATION'S NOMINEES
TO ELECT A NEW BOARD OF DIRECTORS

THIS IS A SOLICITATION ON BEHALF OF AND IN SUPPORT OF
THE CORPORATION'S CURRENT BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Richard G. Boyce as Proxy of the undersigned, with full power to appoint his substitute, and authorizes him to represent all shares of common stock, par value $ 0.00 per share, of ADAIR INTERNATIONAL OIL AND GAS, INC. ("the "Corporation") held of record by the undersigned as of the close of business on June 30, 2003, and to vote all of those shares at the 2002 Annual Meeting of the Corporation's shareholders to be held at 3000 Richmond, Third Floor Conference Room, Houston, Texas 77098 at 9:00 am local time, on August15, 2003 and at any adjournment, postponement or rescheduling thereof.

When properly executed, this Proxy will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is given, this Proxy will be voted FOR the Corporation's Nominees. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Corporation's 2002 Annual Meeting and any adjournment, postponement or rescheduling thereof. A shareholder of the Corporation wishing to vote in accordance with the Corporation's recommendations need only sign and date this Proxy card and return it in the enclosed postage-paid envelope.

The undersigned hereby acknowledges receipt of a copy of the accompanying Proxy Statement with respect thereto and hereby revokes any Proxy or Proxies heretofore given. This is a revocable Proxy and may be revoked at any time before it is exercised. Pursuant to Article 2.11 of the Bylaws of the Corporation this Proxy is no longer valid after eleven months from the date of its execution.

PLEASE SIGN AND DATE ON REVERSE SIDE AND RETURN PROMPTLY IN ENCLOSED ENVELOPE.

PROXY CARD

PROPOSAL TO ELECT AS DIRECTORS of Adair International Oil and Gas, Inc. (the "Corporation"), the following Nominees as the entire Board of Directors of the Corporation to serve for terms as defined herein or until their successors are elected and shall qualify.

ITEM 1: ELECTION OF DIRECTORS WITH STAGGERED TERMS OF SERVICE

Nominees	FOR ALL	WITHELD FOR ALL
Richard G. Boyce
John A. Brush
Charles R. Close
Chris A. Dittmar
E. Barger Miller III

To withhold authority to vote FOR a particular nominee; write that nominee's name below:

______________________________________________________________________

Your shares will be voted for the remaining nominee(s)

		FOR	AGAINST
ITEM 2	PROPOSAL TO CHANGE THE NAME OF THE CORPORATION TO EnDevCo, Inc.
ITEM 3	PROPOSAL TO RAISE THE CORPORATION'S TOTAL AUTHORIZED SHARES OF COMMON STOCK TO FIVE HUNDRED MILLION (500,000,000) SHARES
ITEM 4	PROPOSAL TO IMPLEMENT A REVERSE STOCK SPLIT
ITEM 5	PROPOSAL TO EXPAND THE PURPOSE FOR WHICH CORPORATION IS ORGANIZED
ITEM 6	PROPOSAL TO CHANGE THE CORPORATION'S REGISTERED ADDRESS
ITEM 7	PROPOSAL TO RATIFY APPOINTMENT OF A NEW INDEPENDENT PUBLIC ACCOUNTANT

In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the Corporation's Annual Meeting and any adjournment, postponement, or rescheduling thereof.

Please sign your name exactly as shown here. If more than one holder, each holder should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation or partnership, the Proxy card should be signed by a duly authorized person, indicating title or authority.

Please be sure to sign and date this Proxy.

Date:

Shareholder(s) signature(s)

PLEASE, SIGN, DATE AND PROMPTLY MAIL YOUR PROXY.

APPENDIX B

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
ADAIR INTERNATIONAL OIL AND GAS, INC.

Adair International Oil and Gas, Inc., a corporation duly organized and existing under the Texas Business Corporation Act of the State of Texas (the "Corporation"), does hereby certify that:

  The Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Texas on January 15, 2002, as amended, is hereby amended by deleting Article I in it's entirety and substituting the following in lieu thereof:

ARTICLE I

The name of the corporation is EnDevCo, Inc.

  The Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Texas on January 15, 2002, as amended, is hereby further amended by deleting Article III in it's entirety and substituting the following in lieu thereof:

ARTICLE III

The purpose for which the corporation is organized is:

a. To engage in any act or activity that is not prohibited under any law for the time being in force and without limiting the generality of the foregoing to acquire, own, lease, prospect for, open, explore, develop, work, improve, maintain and manage mines and mineral lands and deposits, including oil and gas lands and deposits, to dig for, raise, crush, wash, smelt, assay, analyze, reduce, amalgamate, refine, pipe, convey, and otherwise treat ores, metals and minerals, including oil and gas, whether belonging to the Corporation or not, and to render the same merchantable and to sell or otherwise dispose of the same or any part thereof or interest therein, and

b. To acquire, own, lease, build, develop, work, improve, maintain and manage power generation, transmission and distribution facilities of all types whether belonging to the Corporation or not, and to render the same merchantable and to sell or otherwise dispose of the same or any part thereof or interest therein; and

c. To acquire, own, lease, build, develop, work, improve, maintain and manage industrial free trade zones to include construction, manufacturing, assembly, distribution, and service facilities of all types whether belonging to the Corporation or not, and to render the same merchantable and to sell or otherwise dispose of the same or any part thereof or interest therein; and

d. To take, acquire and hold as consideration for ores, metals or minerals, (including oil and gas), electricity, and sold or otherwise disposed of or for goods supplied or for work done by contract or otherwise, shares, debentures or other securities of or in any other company having objects similar, in whole or in part, to those of the Corporation hereby incorporated and to sell and otherwise dispose of the same.

e. To manufacture, buy, sell, and deal in personal property, real property and services subject to the Texas Business Corporation Act.

  The Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Texas on January 15, 2002, as amended, is hereby further amended by deleting Article IV in it's entirety and substituting the following in lieu thereof:

ARTICLE IV

The corporation shall have the authority to issue two classes of shares, to be designated respectively, "common" and "preferred". The total number of common shares, which the corporation is authorized to issue, is 500,000,000 shares without par value. The number of preferred shares is 5,000,000 each having a par value of $0.01.

Upon this Certificate of Amendment to the Restated Certificate of Incorporation for the Corporation becoming effective pursuant to the Texas Business Corporation Act of the State of Texas (the "Effective Time"), a number of shares in the sole discretion of the Corporation's Board of Directors, of the Corporation's common stock, no par value per share (the "Old Common Stock"), issued and outstanding immediately prior to the Effective Time, will be automatically reclassified as and converted into one share of common stock, no par value per share, of the Corporation (the "New Common Stock").

Notwithstanding the immediately preceding sentence, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock. In lieu thereof, any fractional shares will be rounded up to one share of New Common Stock to be issued to the shareholder of record at the Effective Time of the reclassification.

Each stock certificate that, immediately prior to the Effective Time, represented shares of Old Common Stock shall, from and after the Effective Time, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the share of Old Common Stock represented by such certificate shall have been reclassified, provided however that each holder of record of a certificate that represented share of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified.

  The Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Texas on January 15, 2002, as amended, is hereby further amended by deleting Article VIII in it's entirety and substituting the following in lieu thereof:

ARTICLE VIII

The post office address of its registered office is 2425 Fountainview Drive, Suite 215, Houston, Texas 77057, and the name of its registered agent at such address is Larry Swift.

  The Restated Certificate of Incorporation of the Corporation, as filed with the Secretary of State of the State of Texas on January 15, 2002, as amended, is hereby further amended by deleting Article IX in it's entirety and substituting the following in lieu thereof:

ARTICLE IX

The Board of Directors shall have no more than five (5) members; the names and addresses of the persons who are to serve as Directors until the next annual meeting of the shareholders or until their successors are elected and qualified are:

Richard G. Boyce
2425 Fountainview Drive, Suite 215, Houston, Texas 77057

John W. Brush
2425 Fountainview Drive, Suite 215, Houston, Texas 77057

Charles R. Close
2425 Fountainview Drive, Suite 215, Houston, Texas 77057

Chris A. Dittmar
2425 Fountainview Drive, Suite 215, Houston, Texas 77057

E. Barger Miller III
2425 Fountainview Drive, Suite 215, Houston, Texas 77057

The Board of Directors will be divided into three classes with terms that expire at successive Annual Meetings. Therefore, at the 2002 Annual Meeting, two Directors will be elected to serve for a three-year term expiring at the 2006 Annual Meeting, two Directors will be elected to serve for a two-year term expiring at the 2005 Annual Meeting and one Director will be elected to serve for a one-year term expiring at the 2004 Annual Meeting. Thereafter, at successive Annual Meetings, Directors will be elected to fulfill the expiring Director terms.

The foregoing amendments were duly adopted in accordance with the Texas Business Corporation Act of the State of Texas.

IN WITNESS WHEREOF, EnDevCo, Inc. has caused this Certificate to be executed by it duly authorized officer on this the _______day of ____________, 200_.

EnDevCo, Inc.

By: _________________________
Name: _________________________
Title: _________________________